Exhibit 99.1

DIGITAL REALTY TRUST, L.P.

DIGITAL REALTY TRUST, INC.

December 11, 2013

The Depository Trust Company

Proxy Department

55 Water Street

New York, NY 10041

Re:	Notice of Adjustment to Exchange Rate of our 5.50% Exchangeable Senior Debentures due 2029

To the Holders of our 5.50% Exchangeable Senior Debentures due 2029:

Reference is made to the Indenture, dated as of April 20, 2009 (the “Indenture”), by and among Digital Realty Trust, L.P., a Maryland limited partnership (the “Operating Partnership”), as issuer, Digital Realty Trust, Inc., a Maryland corporation (the “Corporation”), as guarantor, and Wells Fargo Bank, National Association, as trustee, relating to the Operating Partnership’s 5.50% Exchangeable Senior Debentures due 2029 (the “Debentures”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Indenture.

In each quarter beginning with the quarter ended June 30, 2013 and through the quarter ended December 31, 2013, the Corporation has declared and paid, or has declared and will pay, dividends on the Corporation’s common stock in excess of the Reference Dividend set forth in Section 13.05(d) of the Indenture (the “Dividends”). On an aggregate basis, the Dividends have triggered a requirement under Section 13.05(d) of the Indenture that the Exchange Rate of the Debentures be adjusted. Pursuant to Section 13.05 of the Indenture, adjustments to the Exchange Rate are not required until the adjustment would require an increase or decrease of at least 1% of the Exchange Rate; provided that any adjustment that is not made is carried forward and taken into account in any future adjustment.

Pursuant to Section 13.05 of the Indenture, the Operating Partnership and the Corporation hereby give notice to the holders of the Debentures that, effective December 11, 2013, the Exchange Rate has been adjusted to 25.5490 shares of Common Stock per each $1,000 principal amount of the Debentures, subject to adjustment as provided in the Indenture.

Very truly yours,

DIGITAL REALTY TRUST, L.P.
DIGITAL REALTY TRUST, INC.

By:	DIGITAL REALTY TRUST, INC.

	By:	/s/ Joshua A. Mills
	Name:	Joshua A. Mills
	Title:	Senior Vice President, General
Counsel and Assistant Secretary